Exhibit 21 Subsidiaries

Majority owned

Cavico tunnel and bridge construction JSC
Cavico transportation Construction JSC
Cavico hydro power construction co. JSC
Cavico trading JSC
Cavico power installation JSC
Cavico infrastructure construction JSC
Cavico Viet nam Australia Co. Ltd
Cavico design JSC
Cavico thao nguyen JSC
Cavico mining and construction Jsc
Cavico Tower JSC
Cavico Phi cement JSC
Lương Sơn international tourism JSC
Energy project construction JSC

Minority owned with significant management involvement

V-Power Jsc
Cavico construction machinery JSC
Vinavico JSC
Ha tay industrial park development JSC
Tourism zone investment JSC ( Reenco )
Entrepreneur culture development magazine publication JSC
Cavico Hitech JSC
Cavico Australia Joint-venture co. Ltd
Cavico hold minority and not involving in management
Mai son cement JSC
Viet nam power development JSC
VF2 fund
Petrol Viet Nam Sao Mai Ben Dinh Investment JSC
Petrol Viet Nam Nhon Trach 2 Electricity JSC
Habubank